                                                                    EXHIBIT 11.1

                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE

                      FOR THE YEAR ENDED DECEMBER 31, 1995




                                                                            Primary                Fully Diluted
                                                                            -------                -------------
Weighted average common shares
  outstanding   . . . . . . . . . . . . . . . . . . . . . .                18,662,605                18,662,605
Stock options and warrants outstanding  . . . . . . . . . .                    63,810                 1,042,119
                                                                          -----------               -----------
Weighted average shares of common stock
  outstanding . . . . . . . . . . . . . . . . . . . . . . .                19,526,415                19,704,724
                                                                          ===========               ===========
Net Income  . . . . . . . . . . . . . . . . . . . . . . . .               $ 1,462,310               $ 1,462,310
                                                                          ===========               ===========
Income per share  . . . . . . . . . . . . . . . . . . . . .               $       .07               $       .07
                                                                          ===========               ===========